UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  May 1, 2012

ASSOCIATED BANC-CORP

(Exact name of registrant as specified in its charter)

Wisconsin	001-31343	39-1098068
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Hansen Road Green Bay, Wisconsin 54304
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (920) 491-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain
Officers.

Mark D. Quinlan will be resigning from his position as the Executive Vice President, Chief Information and Operations Officer of Associated Banc-Corp (“Associated”).  Mr. Quinlan’s resignation will be effective on May 18, 2012 (the “Separation Date”)

In connection with his resignation, Associated has entered into a Resignation Agreement and General Release (the “Resignation Agreement”) with Mr. Quinlan.  Under the Resignation Agreement, Mr. Quinlan will be provided with post employment cash benefits in semimonthly installments of $21,875, less applicable withholdings, during the period beginning on the Separation Date and ending 12 months after the Separation Date (the “Post Employment Period”), as well as outplacement assistance during the Post Employment Period with a value not to exceed $7,500.  In addition, Mr. Quinlan will receive benefits under various Associated benefit plans and policies in accordance with the terms of such plans and policies.

In exchange for the benefits described above, Mr. Quinlan agreed, subject to certain limitations, to a general release of Associated from any liabilities or obligations to him from the beginning of his employment to the date on which he signed the Resignation Agreement, including any claims arising out of his employment with Associated.  Mr. Quinlan is also subject under the Resignation Agreement to customary confidentiality, non-solicitation and non-disparagement provisions.

The foregoing description of the Resignation Agreement does not purport to be complete and is qualified in its entirety by reference to the full agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.

Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit No.	Description

10.1	Resignation Agreement and General Release between Associated Banc-Corp and Mark D. Quinlan, dated as of May 1, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSOCIATED BANC-CORP

Dated: May 7, 2012	By: /s/ Randall J. Erickson
Randall J. Erickson Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Resignation Agreement and General Release between Associated Banc-Corp and Mark D. Quinlan, dated as of May 1, 2012

4